Exhibit 10.5.2

THE PERKIN-ELMER CORPORATION
1998 STOCK INCENTIVE PLAN

FORM OF DIRECTOR STOCK OPTION AGREEMENT

DIRECTOR STOCK OPTION AGREEMENT dated as of [Grant Date] by and between The Perkin-Elmer Corporation, a New York corporation (the “Company”), and [Name], a member of the Board of Directors of the Company (“you”).

1. Grant of Option. The Company hereby grants to you an option (the “Option”) to purchase [Total Number of Shares] of its Common Stock, par value $1.00 per share (the “Common Stock”), under the terms of The Perkin-Elmer Corporation 1998 Stock Incentive Plan (the “Plan”).

2. Purchase Price of Option. The purchase price of the shares of Common Stock subject to the Option is $[Purchase Price] per share.

3. Expiration Date of Option. The Option will expire as of 12:00 p.m. midnight (New York time) on [10 Year Anniversary of Grant Date] (the “Expiration Date”), unless it is terminated earlier as provided in this Agreement.

4. Exercise. The Option may be exercised as to [50% of Total Number of Shares] shares on or after the date immediately preceding the date of the [Next Annual Meeting of Shareholders Following Grant Date] and as to the remaining [50% of Total Number of Shares] shares on or after the date immediately preceding the date of the [Second Annual Meeting of Shareholders Following Grant Date]. Except as provided below, the Option may not be exercised unless you are serving as a member of the Board of Directors on the date of exercise.

5. Retirement, Resignation, or Disability. If you cease to serve as a director of the Company as a result of (a) retiring from the Board of Directors upon reaching normal age, (b) becoming totally and permanently disabled, or (c) resigning or declining to stand for reelection with the approval of the Board of Directors, the Option may be exercised as to the total number of shares subject to the Option (without regard to the exercise schedule set forth in paragraph 4) at any time within three years after the date of retirement, disability, resignation, or declining, but not after the Expiration Date.

6. Death. If you die while serving as a member of the Board of Directors, the Option may be exercised (to the extent that you would have been entitled to do so at the date of your death) by your executor or administrator (or other person at the time entitled by law to your rights under the Option) at any time within one year after the date of death, but not after the Expiration Date.

7. Other Termination of Service. If your service as a member of the Board of Directors is terminated by you or the Company for any reason other than as set forth in paragraphs 5 and 6, you may exercise the Option, to the extent that you would otherwise be entitled to do so at the date of termination of service, at any time within 30 days after the date of termination, but not after the Expiration Date.

8. Exercise of Option. The Option may be exercised by giving written notice in the form specified by the Company to the Corporate Secretary at the principal office of the Company specifying the number of shares of Common Stock to be purchased. However, the Option may not be exercised as to fewer than 50 shares, or the remaining shares covered by the Option if fewer than 50, at any one time, and the Option may not be exercised with respect to a fractional share. The purchase price of the shares as to which the Option is exercised must be paid in full at the time of exercise, at your election, (a) in U.S. currency, (b) by tendering to the Company shares of Common Stock owned by you for at least six months having a Fair Market Value (as defined in the Plan) equal to the aggregate purchase price of the shares as to which the Option is being exercised, (c) by making an election to have shares of Common Stock subject to the Option withheld by the Company (provided that the Option has been held for at least six months), with the shares withheld having a Fair Market Value equal to the aggregate purchase price of the shares as to which the Option is being exercised, (d) a combination of U.S. currency, previously owned shares of Common Stock, and/or share withholding, with any shares of Common Stock valued at Fair Market Value, or (e) by payment of such other consideration as the Management Resources Committee of the Board of Directors (the “Committee”) from time to time determines. For purposes of this paragraph, Fair Market Value will be determined as of the business day immediately preceding the day on which the Option is exercised.

9. Conditions to Exercise. The exercise of the Option following termination of service is subject to the satisfaction of the conditions that you have not (a) rendered services or engaged directly or indirectly in any business which in the opinion of the Committee competes with or is in conflict with the interests of the Company, or (b) violated any written agreement with the Company, including, without limitation, any confidentiality agreement. Your violation of either clause (a) or (b) of the preceding sentence will result in the immediate forfeiture of any Options held by you.

10. Rights as a Shareholder. You will not have any rights as a shareholder with respect to the shares of Common Stock subject to the Option prior to the issuance to you of a certificate for such shares.

11. Transferability. The Option may not be transferred other than by will or by the laws of descent and distribution, and the Option may be exercised, during your lifetime, only by you or your guardian or legal representative.

12. Change of Control. Subject to the terms of the Plan, the Option will become immediately exercisable in full (a) in the event that a tender offer or exchange offer (other than an offer by the Company) for the Common Stock is made by any “person” within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended, and not withdrawn within a specified period, or (b) in the event of a Change in Control (as defined in the Plan).

13. No Right to Continued Service. Neither the Option nor this Agreement confers upon you any right to continue to serve as a member of the Board of Directors of the Company or interferes in any way with the right of the Board of Directors or shareholders to remove you as a director in accordance with the provisions of the Company's By-laws and applicable law. Except as provided in this Agreement, the Option will terminate upon your ceasing to serve as a member of the Board of Directors for any reason. The Option will not be reinstated if you are subsequently reelected to the Board of Directors.

14. Compliance with Law. No shares of Common Stock will be issued upon the exercise of the Option unless counsel for the Company is satisfied that such issuance will be in compliance with all applicable laws.

15. Terms of Plan Govern. This Agreement and the terms of the Option will be governed by the terms of the Plan which is hereby incorporated by reference in this Agreement. In the event of any ambiguity in this Agreement or any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. By your signature below, you acknowledge receipt of the Prospectus for the Plan, including a copy of the Plan, and agree to be bound by all of the terms of the Plan.

16. Termination and Amendment of Plan. The Board of Directors may at any time terminate the Plan or, subject to certain limited exceptions, amend the Plan in any manner that it deems advisable. However, no termination or amendment of the Plan will adversely affect in any material manner any of your rights under the Option without your consent.

17. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Connecticut.

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first written above.

THE PERKIN-ELMER CORPORATION

By: _________________________________ Chairman, President and Chief Executive Officer

Accepted and Agreed:

__________________________
[Name]